Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form F-4 of our report dated March 6, 2020 (which includes an explanatory paragraph relating to the ARYA Sciences Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of ARYA Sciences Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
June 5, 2020